Exhibit 23.4

A PARTNERSHIP of INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Amendment No. 4 to the Registration Statement on Form S-4 of QI Systems Inc., dated May 24, 2006, of our report dated October 7, 2005, except as to Notes 7 and 12, which are as of October 27, 2005, relating to the consolidated financial statements of QI Systems Inc., as of June 30, 2005 and 2004 and for the two years ended June 30, 2005, which appears in such Form S-4.

Vancouver, Canada	“Amisano Hanson”
May 24, 2006	CHARTERED ACCOUNTANTS

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net